Exhibit 99.03
Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 4, 2009
CINCINNATI – The E.W. Scripps Company today reported first-quarter operating results for its television, newspaper, and licensing and syndication businesses. The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into a separate publicly traded company (now Scripps Networks Interactive Inc.) on July 1, 2008, are reported in previous periods as discontinued operations.
In February, the company closed the Rocky Mountain News after an unsuccessful search for a buyer. As part of the process of exiting the Denver market, Scripps expects to transfer its 50 percent interest in the Denver Newspaper Agency (DNA), which published the Rocky Mountain News and The Denver Post under a joint operating agreement and Prairie Mountain Publishing (PMP), a Colorado newspaper partnership, to MediaNews Group, which was the company’s partner in PMP as well as DNA. In 2008 the company closed its Albuquerque newspaper, which had been operated under a joint operating agreement, after an unsuccessful search for a buyer.
The quarterly results reflect continued weakness in advertising sales at the company’s newspapers and television stations. Consolidated revenue decreased 20 percent to $205 million, compared with $256 million in the first quarter of 2008. The loss from continuing operations, net of tax, was $221 million, or $4.12 per share, compared with income from continuing operations, net of tax, of $8.6 million, or 16 cents per share, in the 2008 quarter.
Income (loss) from continuing operations, net of tax, included the following items in the first quarter:
•	a preliminary non-cash impairment charge of $192 million to write down the carrying value of the goodwill and other intangible assets at the Scripps television stations,

•	operating losses and wind-down costs at the company’s newspapers operated under joint operating agreements and newspaper partnerships of $13.3 million in 2009 (compared with operating income at such newspapers of $1.2 million in 2008), and

•	a non-cash curtailment charge of $2.6 million related to the company’s decision to freeze its pension plan later this year.
Excluding those items, the net loss from continuing operations attributable to Scripps shareholders would have been $13.0 million, or 24 cents per share, in the first quarter of 2009, compared with net income from continuing operations of $7.4 million, or 14 cents per share, in the year-ago period.

At the end of the quarter, the company’s long-term debt stood at $73.1 million, an increase of $12.0 million from the end of 2008. During the quarter, the value of cash and short-term investments on the company’s balance sheet increased $18.3 million to $44.9 million. The increase in cash and marketable securities was due primarily to the reimbursement of taxes paid in the third quarter of 2008 on income attributable to Scripps Networks Interactive prior to the spin-off.
“In the first quarter we made a series of tough decisions intended to improve our financial position through the current economic downturn and beyond into what we believe will be a restructured environment for local media,” said Rich Boehne, president and chief executive officer of Scripps. “The most difficult decision, but also the one that eliminated significant financial risk, was the shutdown of the Rocky Mountain News in Denver. Operating losses and expenses related to the shutdown were confined to the first quarter, so now we move ahead sadly but in a much better position to weather the economic storm and focus on the television and newspapers markets where we have long-term opportunity. Unfortunately, the operating environment in the second quarter has shown no signs of improvement over our experience in the first quarter.
“We also suspended the company’s match of employee contributions to their 401(k) accounts, reduced salaries, eliminated bonuses, and decided to freeze our pension plan, plus we reduced or cut out a long list of other expenses. These savings will become more significant as we move through the remainder of the year.
“Despite all we’ve done to reduce expenses during these difficult days, we have not done so indiscriminately. Today our low debt is a competitive advantage, allowing us to leverage our investments in local news and information content. In this period of dramatic economic pressure, we’re determined to stay focused on the needs of viewers, readers and advertisers.”
First-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $60.4 million in the first quarter, a decrease of 20.5 percent from the first quarter of 2008.
Revenue broken down by category was:
•	Local, down 22.1 percent to $35.6 million

•	National, down 16.9 percent to $18.4 million

•	Other, which includes retransmission, rose 41.5 percent to $4.2 million

•	Political was $177,000, compared to $3.1 million in the 2008 quarter
The decrease in the local and national revenue was largely attributable to reduced spending by advertisers in the automotive, financial services and retail categories. As is common for this stage of the election cycle, there was virtually no political spending in the first quarter of 2009, compared with the year-ago period that included local, state and national primaries.

Cash expenses for the station group increased slightly to $62.8 million, compared with $61.8 million a year ago. Increased pension benefits costs and a curtailment charge related to the company’s plans to freeze the pension plan later this year more than offset a 5 percent decrease in other employee costs. Programming costs were 12 percent higher due to contractual increases for syndicated programming in several key markets.
The segment loss for the television division was $2.4 million in the first quarter, compared with $14.2 million in segment profit in the first quarter of 2008.
Newspapers
Year-over-year revenue from newspapers managed solely by Scripps fell 21.7 percent to $122 million. Advertising revenue was down 28.6 percent to $85.8 million.
Advertising revenue broken down by category was:
•	Local, down 24.9 percent to $26.6 million

•	Classified, down 37.7 percent to $26.6 million

•	National, down 25.7 percent to $6.0 million

•	Preprint and other, down 19.7 percent to $19.3 million

•	Online, down 26.5 percent to $7.3 million
The decline in online ad revenue is attributable to the weakness in print classified advertising, to which 55 percent of the online advertising is tied. Revenue from pure-play advertisers who only purchase ads on the company’s newspaper Web sites rose 30 percent to $3.4 million.
Circulation revenue rose slightly to $30.6 million.
Cash expenses for Scripps newspapers were down 8.6 percent from the prior year to $119 million. Employee costs, including higher pension benefits costs and a curtailment charge related to the company’s plans to freeze the pension plan later this year, declined 7 percent during the quarter compared with the year-ago period. Newsprint expense declined 16 percent despite a 27 percent increase in the average price per ton during the quarter.
Segment profit at newspapers managed solely by the company was $2.9 million, compared with $25.6 million in the first quarter of 2008.
Licensing and Other Media
Revenue was $23.1 million, a 2.1 percent decrease from the prior-year period. Costs and expenses declined 7.2 percent to $20 million, resulting in a 50 percent increase in segment profit to $3.2 million.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1092 (U.S.) or 1-612-234-9960 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“first-quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EDT May 4 until 11:59 p.m. EDT May 11. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 995121.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 14 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended
	March 31,
(in thousands, except per share data)	2009	2008	Change

Operating revenues	$205,368	$255,694	(19.7)%
Costs and expenses, excluding separation costs	(230,263)	(234,166)	(1.7)%
Separation costs	(1,493)	(1,059)	41.0%
Depreciation and amortization	(11,763)	(11,086)	6.1%
Impairment of goodwill and indefinite-lived assets	(216,413)	—
Losses on disposal of property, plant and equipment	(338)	(103)

Operating income (loss)	(254,902)	9,280
Interest expense	(246)	(6,101)
Equity in earnings of JOAs and other joint ventures	(419)	8,513
Miscellaneous, net	(1,028)	899

Income (loss) from continuing operations before income taxes	(256,595)	12,591
Benefit (provision) for income taxes	35,748	(3,970)

Income (loss) from continuing operations, net of tax	(220,847)	8,621
Income from discontinued operations, net of tax	—	97,740

Net income (loss)	(220,847)	106,361
Net income (loss) attributable to noncontrolling interests	(147)	22,293

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(220,700)	$84,068

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(4.12)	$0.16
Income from discontinued operations	0.00	1.39

Net income (loss) per basic share of common stock	$(4.12)	$1.55

Weighted average basic shares outstanding	53,573	54,218

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Loss from continuing operations before income tax was affected by the following:
2009 — Separation costs include the costs to separate and install separate information systems as well as other costs related to our separation from SNI. Efforts to separate and install separate systems are expected to continue through the end of the second quarter. These costs increased loss from continuing operations by $1.5 million in the first quarter.
In the first quarter we recorded a $216 million, non-cash charge to reduce the carrying value of our goodwill and other indefinite lived intangible assets for our Television division.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 15 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
JOAs and newspaper partnerships include a newspaper that is operated pursuant to the terms of joint operating agreement. The newspaper in the JOA maintains an independent editorial operation and receives a share of the operating profits of the combined newspaper operations. This segment also includes newspaper partnerships. We account for our share of the earnings of our JOA and newspaper partnerships using the equity method of accounting. Our equity in earnings of our JOA and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our results from operations. When we ceased the publication of our Albuquerque newspaper our investment became a passive investment and the equity earnings are no longer included in segment profit from 2008 forward.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media aggregates our operating segments that are too small to report separately, and primarily includes syndication and licensing of news features and comics.
In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker (as defined by SFAS 131 — Segment Reporting) evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended
	March 31,
(in thousands)	2009	2008	Change

Segment operating revenues:
Newspapers	$121,825	$155,599	(21.7)%
JOAs and newspaper partnerships	19	61	(68.9)%
Television	60,406	76,019	(20.5)%
Licensing and other	23,118	23,619	(2.1)%
Corporate	—	396

Total operating revenues	$205,368	$255,694	(19.7)%

Segment profit (loss):
Newspapers	$2,947	$25,550	(88.5)%
JOAs and newspaper partnerships	(21,086)	235
Television	(2,413)	14,170
Licensing and other	3,135	2,088	50.1%
Corporate	(7,812)	(13,782)	(43.3)%

Depreciation and amortization	(11,763)	(11,086)
Impairment of goodwill and indefinite-lived assets	(216,413)	—
Equity earnings in investments	(85)	1,780
Losses on disposal of property, plant and equipment	(338)	(103)
Interest expense	(246)	(6,101)
Separation costs	(1,493)	(1,059)
Miscellaneous, net	(1,028)	899

Income (loss) from continuing operations before income taxes	$(256,595)	$12,591

	Three months ended
	March 31,
(in thousands)	2009	2008

Depreciation:
Newspapers	$5,474	$5,373
JOAs and newspaper partnerships	309	324
Television	4,759	4,413
Licensing and other media	322	117
Corporate	179	59

Total depreciation	$11,043	$10,286

Amortization of intangibles:
Newspapers	$637	$519
Television	83	281

Total amortization of intangibles	$720	$800

Additions to property, plant and equipment:
Newspapers	$13,072	$13,766
JOAs and newspaper partnerships	—	17
Television	957	4,714
Licensing and other	158	665
Corporate	61	787

Total additions to property, plant and equipment	$14,248	$19,949

The following is segment operating revenues for newspapers:

	Three months ended
	March 31,
(in thousands)	2009	2008	Change

Segment operating revenues:
Local	$26,552	$35,378	(24.9)%
Classified	26,642	42,763	(37.7)%
National	5,982	8,051	(25.7)%
Online	7,314	9,947	(26.5)%
Preprint and other	19,269	24,006	(19.7)%

Newspaper advertising	85,759	120,145	(28.6)%
Circulation	30,637	30,514	0.4%
Other	5,429	4,940	9.9%

Total operating revenues	$121,825	$155,599	(21.7)%

The following is segment operating revenues for television:

	Three months ended
	March 31,
(in thousands)	2009	2008	Change

Segment operating revenues:
Local	$35,644	$45,746	(22.1)%
National	18,372	22,104	(16.9)%
Political	177	3,055	(94.2)%
Network compensation	2,056	2,177	(5.6)%
Other	4,157	2,937	41.5%

Total operating revenues	$60,406	$76,019	(20.5)%

3. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS
Financial information related to our Denver JOA and Colorado newspaper partnership is as follows:

	Three months ended
	March 31,
(in thousands)	2009	2008	Change

Equity in earnings of JOAs and newspaper partnerships:
Denver	$—	$6,905
Colorado	(334)	(172)	94.2%

Total equity in earnings	(334)	6,733
Operating revenues of JOAs and newspaper partnerships	19	61	(68.9)%

Total	(315)	6,794
JOA editorial costs and expenses	20,771	6,559

Contribution to segment profit (loss)	$(21,086)	$235

We closed our Albuquerque newspaper in the first quarter of 2008 after an unsuccessful search for a buyer. Because we no longer publish a newspaper in the Albuquerque market, our share of the income or loss of the Albuquerque JOA is not reported in our segment results. Our share of the results of operations of the Albuquerque JOA, which are reported in equity earnings in investments, was $0.1 million in losses in 2009 and $1.9 million in income in 2008.
4. CONSOLIDATED BALANCE SHEETS
The following are the Condensed Consolidated Balance Sheets for The E.W. Scripps Company:

	As of	As of
	March 31,	December 31,
(in thousands)	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$9,958	$5,376
Short-term investments	34,889	21,130
Other current assets	200,225	259,030

Total current assets	245,072	285,536

Investments	11,722	12,720
Property, plant and equipment	429,730	427,138
Goodwill	—	215,432
Other intangible assets	24,743	26,464
Deferred income taxes	126,906	112,405
Other long-term assets	7,885	9,281

TOTAL ASSETS	$846,058	$1,088,976

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,285	$55,889
Customer deposits and unearned revenue	35,712	38,817
Accrued expenses and other current liabilities	83,577	92,878

Total current liabilities	149,574	187,584

Long-term debt	73,130	61,166
Other liabilities (less current portion)	228,221	245,259
Total equity	395,133	594,967

TOTAL LIABILITIES AND EQUITY	$846,058	$1,088,976

5. NON-GAAP FINANCIAL INFORMATION
In addition to the results reported in accordance with accounting principals generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding Adjusted net income (loss) from continuing operations. Adjusted net income from continuing operations excludes impairment of goodwill and indefinite-lived assets, pension curtailment loss and our share of the (income) loss for our JOA and newspaper partnerships. Management believes Adjusted net income (loss) from continuing operations better reflects the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. Adjusted net income (loss) from continuing operations excluding should not be considered a substitute for Net income (loss) calculated in accordance with GAAP.
The table below reconciles Net income (loss) from continuing operations prepared in accordance with GAAP to Adjusted net income (loss) from continuing operations:

	Three months ended
	March 31,
(in thousands)	2009	2008

Net income (loss) from continuing operations (GAAP basis)	$(220,847)	$8,621

Impairment of goodwill and indefinite-lived assets, net of tax	191,943	—
Pension curtailment loss, net of tax	2,566	—
(Income) loss for our JOA and newspaper partnerships, net of tax	13,335	(1,243)

Adjusted net income (loss) from continuing operations	$(13,003)	$7,378